ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS

Delivers net income per diluted share of $0.66 and $0.76 on a GAAP and non-GAAP basis, respectively, positive cash flows fueled by digital sales growth, gross profit rate expansion and operating expense leverage

Continues progress on store network optimization; Announces early exit of four more flagships through lease transfers and sublease, reducing liabilities and bringing fiscal 2020 flagship closures to seven

New Albany, Ohio, November 24, 2020: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended October 31, 2020. These compare to results for the third quarter ended November 2, 2019. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

A summary of results for the third quarter ended October 31, 2020 as compared to the third quarter ended November 2, 2019:
•Net sales of $820 million, down 5% as compared to last year, reflecting the adverse impact of COVID-19 on store sales.
•Digital net sales increased 43% to $382 million reflecting robust growth in every month of the quarter.
•Gross profit rate improved 390 basis points to 64.0% on higher average unit retail and lower average unit cost, benefiting from inventory shrink favorability of approximately 100 basis points and changes in foreign currency exchange rates of approximately 90 basis points.
•Operating expense leveraged, reflecting an ongoing focus on tightly managing costs. Operating expense as a percentage of sales decreased 160 basis points and 120 basis points on a reported and adjusted non-GAAP basis, respectively.
•     Operating income improved to $59 million and $65 million on a reported and adjusted non-GAAP basis, respectively, as compared to $14 million and $25 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share improved to $0.66 and $0.76 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $0.10 and $0.23 on a reported and adjusted non-GAAP basis, respectively.
•Generated positive operating cash flows of $63 million during the third quarter ended October 31, 2020, ending the quarter with $813 million of cash and equivalents and liquidity of approximately $1.2 billion.

Fran Horowitz, Chief Executive Officer, said, “I am proud of our global teams and partners. Reflecting your ongoing hard work and perseverance, we delivered our best third quarter operating income in eight years. Results were fueled by 43% year-over-year digital sales growth and sequential sales improvements in our global store base. Updated product and marketing resonated with existing and new customers across brands and regions. Combined with a focused inventory management strategy, we expanded gross profit rate significantly while continuing to tightly manage expenses, leading to operating margin improvements over last year.”

”We are also pleased to announce the early exit of four additional flagship locations by the end of January 2021. This is in addition to the three previously announced fiscal 2020 natural lease expirations. With these seven closures, we should end the year with eight operating flagships down from fifteen at the beginning of the year. These actions align with our multi-year strategy of reducing dependence on tourist-driven locations to reposition within key markets and deliver a better omnichannel experience to our local customer.”

“We are encouraged by quarter-to-date results, including ongoing strong digital demand, with our customers responding favorably to new product and messaging. However, this is tempered by uncertainty regarding the potential for increased COVID-related store restrictions and our expectation for elevated shipping, handling and freight costs. As we approach the peak holiday selling period, inventories remain well-controlled and we have thoughtful plans in place to help us adapt to changing business conditions. As we have done since the start of the pandemic, we will utilize our proven playbooks to remain agile and provide the best omnichannel experience for our customers.”

Details related to net income per diluted share for the third quarter are as follows:

	2020	2019
GAAP	$0.66	$0.10
Excluded items, net of tax effect (1)	(0.09)	(0.12)
Adjusted non-GAAP	$0.76	$0.23
Benefit from changes in foreign currency exchange rates (2)	—	0.15
Adjusted non-GAAP constant currency	$0.76	$0.37
(1)Excluded items consist of certain pre-tax store asset impairment charges and the tax effect of pre-tax excluded items.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

Net Sales
Net sales by brand and region for the third quarter are as follows:

(in thousands)	2020	2019	% Change
Net sales by brand:
Hollister	$476,665	$514,772	(7)%
Abercrombie (1)	342,988	348,700	(2)%
Total company	$819,653	$863,472	(5)%

Net sales by region:	2020	2019	% Change
United States	$557,814	$583,593	(4)%
EMEA	190,214	191,977	(1)%
APAC	43,618	55,910	(22)%
Other	28,007	31,992	(12)%
International	$261,839	$279,879	(6)%
Total company	$819,653	$863,472	(5)%
(1)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Financial Position and Liquidity
As of October 31, 2020 the company had:
•Cash and equivalents of $813 million. This compares to cash and equivalents of $671 million and $411 million as of February 1, 2020 and November 2, 2019, respectively.
•Inventories of $546 million, down 8% as compared to November 2, 2019.
•Long-term gross borrowings under the company’s senior secured notes of $350 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $345 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.2 billion. This compares to liquidity of $914 million and $770 million as of February 1, 2020 and November 2, 2019, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended October 31, 2020 are as follows:
•Net cash provided by operating activities of $159 million.
•Net cash used for investing activities of $92 million. Based on actions taken, the company expects capital expenditures for fiscal 2020 to now be approximately $110 million as compared to $203 million of capital expenditures in fiscal 2019.
•Net cash provided by financing activities of $70 million, reflecting the issuance of the Senior Secured Notes of $350 million which were used, along with existing cash on hand, to repay outstanding borrowings under the credit facilities.

The company has returned $28 million to shareholders during the year-to-date period ended October 31, 2020 through share repurchases and dividends, prior to the company’s decision to temporarily suspend its share repurchase and dividend programs in light of COVID-19.

Depreciation and amortization was $127 million for the year-to-date period ended October 31, 2020.

Flagship Store Update
As part of its ongoing global store network optimization initiative and stated goal of repositioning from larger format, tourist-dependent flagship locations to smaller, omni-enabled stores that cater to local customers, the company is announcing the early exit of four European Abercrombie & Fitch flagship locations. The Dusseldorf flagship closed during the third quarter, and the London, Munich and Paris flagships will close by the end of January 2021, all well ahead of their natural lease expirations. Three of the leases will be transferred to a new tenant while the fourth will be subleased to a new tenant. The company no longer has lease obligations beyond fiscal 2020 for the three transfers and is scheduled to receive payments to fully offset its lease obligations on the sublease.

The company has recognized a pre-tax gain of $8 million in the current quarter related to flagship store exit activity, primarily due to a gain on lease assignment and updates to previously established accruals for asset retirement and severance obligations related to the four closures.

In addition to the four early exits, the Brussels, Madrid and Fukuoka flagships will close in early January 2021 due to natural lease expirations leaving the company with eight operating flagships at year end down from fifteen at the beginning of the year.

The seven flagship locations that will close in fiscal 2020 represent a combined 200,000 gross square feet, or about 3% of total company gross square footage and 10% of the Abercrombie & Fitch brand square footage as of fiscal year-end 2019. In fiscal 2019, these seven flagships had a combined adverse impact of approximately 20 basis points to comparable sales and approximately 10 basis points to operating margin. The combined stores contributed approximately 1% to revenues and approximately $30 million to annualized payroll and occupancy in fiscal 2019. Fiscal year-to-date, the comparable sales and operating margin drag has been meaningfully worse due to COVID-19.

With the planned closures of these seven underperforming locations, the company removed approximately $85 million of lease liabilities from the balance sheet, reflecting the early exit from certain leases and the corresponding elimination of lease payments previously scheduled for fiscal 2021 through 2031.

See the company's third quarter investor presentation for additional information regarding the company’s flagship store fleet.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7344326 or through corporate.abercrombie.com. A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, and in A&F’s subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2020 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: the current outbreak of the novel coronavirus, or COVID-19, has materially adversely impacted and disrupted, and may continue to materially adversely impact and cause disruption to, our business, financial performance and condition, operating results, liquidity and cash flows; the spread of the COVID-19 outbreak has caused significant disruptions in the United States and global economy, the extent of the impact and duration of which is not yet known and any future outbreak of any other highly infectious or contagious disease could have a similar impact; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events or civil unrest could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, or effectively manage succession could have a material adverse impact on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through three renowned brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates approximately 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 31, 2020	% of Net Sales	November 2, 2019	% of Net Sales
Net sales	$819,653	100.0%	$863,472	100.0%
Cost of sales, exclusive of depreciation and amortization	295,220	36.0%	344,541	39.9%
Gross profit	524,433	64.0%	518,931	60.1%
Stores and distribution expense	346,263	42.2%	377,697	43.7%
Marketing, general and administrative expense	121,000	14.8%	114,075	13.2%
Flagship store exit (benefits) charges	(8,063)	(1.0)%	285	0.0%
Asset impairment, exclusive of flagship store exit charges	6,329	0.8%	12,610	1.5%
Other operating loss (income), net	288	0.0%	(215)	0.0%
Operating income	58,616	7.2%	14,479	1.7%
Interest expense, net	8,808	1.1%	2,922	0.3%
Income before income taxes	49,808	6.1%	11,557	1.3%
Income tax expense	5,779	0.7%	3,987	0.5%
Net income	44,029	5.4%	7,570	0.9%
Less: Net income attributable to noncontrolling interests	1,758	0.2%	1,047	0.1%
Net income attributable to Abercrombie & Fitch Co.	$42,271	5.2%	$6,523	0.8%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.68		$0.10
Diluted	$0.66		$0.10

Weighted-average shares outstanding:
Basic	62,558		63,099
Diluted	63,877		63,911

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended		Thirty-nine Weeks Ended
	October 31, 2020	% of Net Sales	November 2, 2019	% of Net Sales
Net sales	$2,003,340	100.0%	$2,438,522	100.0%
Cost of sales, exclusive of depreciation and amortization	791,154	39.5%	976,868	40.1%
Gross profit	1,212,186	60.5%	1,461,654	59.9%
Stores and distribution expense	978,757	48.9%	1,110,656	45.5%
Marketing, general and administrative expense	326,509	16.3%	341,716	14.0%
Flagship store exit (benefits) charges	(12,490)	(0.6)%	47,023	1.9%
Asset impairment, exclusive of flagship store exit charges	57,340	2.9%	14,987	0.6%
Other operating income, net	(1,562)	(0.1)%	(465)	0.0%
Operating loss	(136,368)	(6.8)%	(52,263)	(2.1)%
Interest expense, net	19,277	1.0%	4,908	0.2%
Loss before income taxes	(155,645)	(7.8)%	(57,171)	(2.3)%
Income tax expense (benefit)	38,565	1.9%	(16,931)	(0.7)%
Net loss	(194,210)	(9.7)%	(40,240)	(1.7)%
Less: Net income attributable to noncontrolling interests	2,203	0.1%	3,534	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(196,413)	(9.8)%	$(43,774)	(1.8)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(3.14)		$(0.67)
Diluted	$(3.14)		$(0.67)

Weighted-average shares outstanding:
Basic	62,541		64,932
Diluted	62,541		64,932

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores and significant impairments primarily attributable to the COVID-19 pandemic, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company’s results of operations, including but not limited to, amounts related to marketing, depreciation and amortization related to home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margins is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company’s operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 31, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$6,329	$6,329	$—
Operating income	58,616	(6,329)	64,945
Income before income taxes	49,808	(6,329)	56,137
Income tax expense (3)	5,779	(369)	6,148
Net income attributable to Abercrombie & Fitch Co.	$42,271	$(5,960)	$48,231

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.66	$(0.09)	$0.76
Diluted weighted-average shares outstanding:	63,877		63,877

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $6.3 million, which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$12,610	10,468	$2,142
Operating income	14,479	(10,468)	24,947
Income before income taxes	11,557	(10,468)	22,025
Income tax expense (3)	3,987	(2,485)	6,472
Net income attributable to Abercrombie & Fitch Co.	$6,523	$(7,983)	$14,506

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.10	$(0.12)	$0.23
Diluted weighted-average shares outstanding:	63,911		63,911

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended October 31, 2020
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$57,340	$57,340	$—
Operating loss	(136,368)	(57,340)	(79,028)
Loss before income taxes	(155,645)	(57,340)	(98,305)
Income tax expense (3)	38,565	(3,635)	42,200
Net loss attributable to Abercrombie & Fitch Co.	$(196,413)	$(53,705)	$(142,708)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(3.14)	$(0.86)	$(2.28)
Diluted weighted-average shares outstanding:	62,541		62,541

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $57.3 million which are principally the result of the impact of COVID-19 on store cash flows.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended November 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$14,987	10,468	$4,519
Operating loss	(52,263)	(10,468)	(41,795)
Loss before income taxes	(57,171)	(10,468)	(46,703)
Income tax benefit (3)	(16,931)	(2,485)	(14,446)
Net loss attributable to Abercrombie & Fitch Co.	$(43,774)	$(7,983)	$(35,791)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.67)	$(0.12)	$(0.55)
Diluted weighted-average shares outstanding:	64,932		64,932

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended October 31, 2020
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2020	2019	% Change
Net sales
GAAP (1)	$819,653	$863,472	(5)%
Benefit from changes in foreign currency exchange rates (2)	—	11,896	(1)%
Non-GAAP constant currency basis	$819,653	$875,368	(6)%

Gross profit	2020	2019	BPS Change (3)
GAAP (1)	$524,433	$518,931	390
Benefit from changes in foreign currency exchange rates (2)	—	14,779	(90)
Non-GAAP constant currency basis	$524,433	$533,710	300

Operating income	2020	2019	BPS Change (3)
GAAP (1)	$58,616	$14,479	550
Excluded items (4)	(6,329)	(10,468)	40
Adjusted non-GAAP	$64,945	$24,947	500
Benefit from changes in foreign currency exchange rates (2)	—	7,410	(80)
Adjusted non-GAAP constant currency basis	$64,945	$32,357	420

Net income per diluted share attributable to Abercrombie & Fitch Co.	2020	2019	$ Change
GAAP (1)	$0.66	$0.10	$0.56
Excluded items, net of tax (4)	(0.09)	(0.12)	0.03
Adjusted non-GAAP	$0.76	$0.23	$0.53
Benefit from changes in foreign currency exchange rates (2)	—	0.15	(0.15)
Adjusted non-GAAP constant currency basis	$0.76	$0.37	$0.39

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items this year consist of pre-tax store asset impairment charges of $6.3 million, which are principally the result of the impact of COVID-19 on store cash flows. Excluded items last year consist of pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Current assets:
Cash and equivalents	$812,881	$671,267	$410,775
Receivables	89,074	80,251	92,736
Inventories	545,548	434,326	590,883
Other current assets	73,776	78,905	86,275
Total current assets	1,521,279	1,264,749	1,180,669
Property and equipment, net	593,932	665,290	665,862
Operating lease right-of-use assets	955,781	1,230,954	1,223,512
Other assets	205,970	388,672	415,962
Total assets	$3,276,962	$3,549,665	$3,486,005

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$334,775	$219,919	$269,578
Accrued expenses	356,370	302,214	269,334
Short-term portion of operating lease liabilities	255,775	282,829	284,694
Income taxes payable	6,663	10,392	13,728
Total current liabilities	953,583	815,354	837,334
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,010,051	$1,252,634	$1,234,502
Long-term borrowings, net	343,559	231,963	241,343
Other liabilities	110,965	178,536	178,460
Total long-term liabilities	1,464,575	1,663,133	1,654,305
Total Abercrombie & Fitch Co. stockholders’ equity	849,379	1,058,810	983,512
Noncontrolling interests	9,425	12,368	10,854
Total stockholders’ equity	858,804	1,071,178	994,366
Total liabilities and stockholders’ equity	$3,276,962	$3,549,665	$3,486,005

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	October 31, 2020	November 2, 2019
Operating activities
Net cash provided by (used for) operating activities	$158,894	$(33,839)

Investing activities
Purchases of property and equipment	$(91,748)	$(154,373)
Net cash used for investing activities	$(91,748)	$(154,373)

Financing activities
Proceeds from issuance of senior secured notes	$350,000	$—
Proceeds from borrowings under the asset-based senior secured credit facility	210,000	—
Repayment of term loan facility borrowings	(233,250)	(10,000)
Repayment of borrowings under the asset-based senior secured credit facility	(210,000)	—
Payment of debt issuance costs and fees	(7,151)	—
Purchases of common stock	(15,172)	(63,542)
Dividends paid	(12,556)	(38,959)
Other financing activities	(11,742)	(10,407)
Net cash provided by (used for) financing activities	$70,129	$(122,908)

Effect of foreign currency exchange rates on cash	$2,269	$(2,686)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$139,544	$(313,806)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$692,264	$745,829
Cash and equivalents, and restricted cash and equivalents, end of period	$831,808	$432,023

Abercrombie & Fitch Co.
Store Count

	Thirteen Weeks Ended October 31, 2020
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
August 1, 2020	386	155	253	56	639	211
New	1	—	2	—	3	—
Permanently closed	(1)	(1)	—	(2)	(1)	(3)
October 31, 2020	386	154	255	54	641	208

	Thirty-nine Weeks Ended October 31, 2020
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 1, 2020	391	155	256	52	647	207
New	2	2	4	4	6	6
Permanently closed	(7)	(3)	(5)	(2)	(12)	(5)
October 31, 2020	386	154	255	54	641	208
(1)Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes nine international franchise stores as of each of October 31, 2020, August 1, 2020 and February 1, 2020, respectively. Excludes 15 Company-operated temporary stores as of each of October 31, 2020 and August 1, 2020, and 16 Company-operated temporary stores as of February 1, 2020.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes eight international franchise stores as of each of October 31, 2020 and August 1, 2020, and seven international franchise stores as of February 1, 2020. Excludes five, six, and eight Company-operated temporary stores as of October 31, 2020, August 1, 2020, and February 1, 2020 respectively.